Exhibit 10.4

EXECUTION VERSION

TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT, dated as of November 18, 2020 (this “Agreement”), is by and among (a) Arrival S.à r.l., a limited liability company (société à responsabilité limitée) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 1, rue Peternelchen, L-2370 Howald, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) under number B200789 (the “Company”), (b) Arrival Group, a joint stock company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 1, rue Peternelchen, L-2370 Howald, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) under number B248209 (“Holdco”), (c) CIIG Management LLC, a Delaware limited liability company (“Sponsor”), (d) CIIG Merger Corp., a Delaware corporation (“SPAC”), and (e) the undersigned investors in SPAC (the “Investors”, and together with Sponsor, the “SPAC Holders”).

WHEREAS, SPAC, Holdco, the Company and ARSNL Merger Sub Inc., a Delaware corporation (“Merger Sub”) and direct wholly-owned subsidiary of Holdco, propose to enter into, concurrently herewith, that certain Business Combination Agreement (as amended and/or restated from time to time, the “BCA”), which provides for, among other things, a business combination among SPAC, Holdco, the Company and Merger Sub (capitalized terms used but not defined herein shall have the respective meanings given to them in the BCA);

WHEREAS, as of the date hereof, the SPAC Holders are currently, and as of immediately prior to the Closing will be, the record owners of the issued and outstanding Founder Shares and the issued and outstanding Private Placement Warrants, with each such SPAC Holder’s ownership as of the date hereof set forth on Schedule A hereto; and

WHEREAS, in order to induce SPAC, Holdco, the Company and Merger Sub to enter into the BCA and the Exchange Agreements and consummate the Transactions, each of the SPAC Holders, Holdco, SPAC and the Company desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein and in the BCA, the receipt and sufficiency of which is hereby acknowledged, each SPAC Holder hereby agrees, severally and not jointly, with SPAC, Holdco and the Company as follows:

1. Voting Obligations. Commencing on the effectiveness of the BCA and until the earlier of (i) the Closing or (ii) termination of the BCA in accordance with Article X thereof (such period, the “Interim Period”), such SPAC Holder, in its capacity as a holder of Founder Shares, severally and not jointly, agrees irrevocably and unconditionally that, at the SPAC Stockholders’ Meeting, at any other meeting of the SPAC Stockholders (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof), in connection with any written consent of the SPAC Stockholders and in connection with any similar vote or consent of the holders of Private Placement Warrants in their capacities as such, such SPAC Holder shall, and shall cause any other holder of record of any of such SPAC Holder’s Founder Shares to:

(a) when such meeting is held, appear at such meeting or otherwise cause the SPAC Holder’s Founder Shares to be counted as present thereat for the purpose of establishing a quorum;

(b) vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at such meeting (or cause such consent to be duly and promptly executed and delivered with respect to), all of such SPAC Holder’s Founder Shares owned as of the record date for determining holders entitled to vote at such meeting (or the record date for determining holders entitled to provide consent) in favor of each SPAC Proposal and any other matters reasonably necessary for consummation of the Transactions; and

(c) vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at such meeting (or cause such consent to be duly and promptly executed and delivered with respect to), all of such SPAC Holder’s Founder Shares against any Competing SPAC Transaction and any other action that would reasonably be expected to impede, interfere with or materially delay or postpone the consummation of, or otherwise adversely affect, any of the Transactions, or result in a material breach of any representation, warranty, covenant or other obligation or agreement of SPAC, under the BCA.

The obligations of the SPAC Holders in this Section 1 shall apply whether or not the SPAC Board or other governing body or any committee, subcommittee or subgroup thereof recommends any of the SPAC Proposals and whether or not such board or other governing body, committee, subcommittee or subgroup thereof changes, withdraws, withholds, qualifies or modifies, or publicly proposes to change, withdraw, withhold, qualify or modify, the SPAC Board’s recommendation to its stockholders.

2. Waiver of Certain Rights. On behalf of itself and its affiliates:

(a) Pursuant to Section 4.3(b)(iii) of the SPAC Certificate of Incorporation, Sponsor hereby irrevocably and unconditionally waives, as the holder of a majority of the issued and outstanding Founder Shares, the provisions of Section 4.3(b)(ii) of the SPAC Certificate of Incorporation relating to the adjustment of the Class B Conversion Ratio in connection with the Transactions. The waiver specified in this Section 2(a) shall be deemed to be the written consent contemplated by Section 4.3(b)(iii) of the SPAC Certificate of Incorporation and Sponsor agrees to provide notice of this action taken by written consent to SPAC and to those holders of Founder Shares who have not consented to this waiver in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Founder Shares to take the action were delivered to SPAC in accordance with Section 4.3(b)(iii) of the SPAC Certificate of Incorporation;

(b) each SPAC Holder hereby irrevocably and unconditionally agrees not to (i) demand that SPAC redeem its Founder Shares in connection with the Transactions or (ii) otherwise participate in any such redemption by tendering or submitting any of its Founder Shares for redemption; and

(c) each SPAC Holder hereby irrevocably and unconditionally (i) waives any rights for working capital loans made by or on its behalf to SPAC or any of its affiliates to be converted into warrants exercisable for securities of SPAC, Holdco or any of their affiliates or their successors and assigns and (ii) agrees that no such loans shall be converted into such warrants or any such other securities.

3. Reasonable Best Efforts. During the Interim Period, each SPAC Holder (i) shall, and shall cause its affiliates to, use reasonable best efforts to take, or cause to be taken, all actions to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the Transactions on the terms and subject to the conditions set forth in the BCA and (ii) shall not, and shall cause its affiliates not to, take any action that would reasonably be expected to prevent or materially delay the satisfaction of any of the conditions to the Transactions set forth in Article IX of the BCA.

4. Transfer Restrictions.

(a) Interim Period. During the Interim Period, each SPAC Holder shall not, and shall cause any other holder of record of any of such SPAC Holder’s Founder Shares not to, Transfer any Founder Shares that it Beneficially Owns without the prior written consent of Holdco. Notwithstanding anything to the contrary, the foregoing sentence shall not apply to the following (each, a “Permitted Transfer”):

(i) transactions relating to Founder Shares acquired in open market transactions;

(ii) Transfers of Founder Shares or any security convertible into or exercisable or exchangeable for Founder Shares as a bona fide gift or gifts, or to a charitable organization;

(iii) Transfers of Founder Shares to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of any Investor or any other person with whom such Investor has a relationship by blood, marriage or adoption not more remote than first cousin;

(iv) If the undersigned is an individual, Transfers by will or intestate succession upon the death of any Investor;

(v) Transfers of Founder Shares by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement;

(vi) in the case of the Sponsor, (A) Transfers to a corporation, partnership, limited liability company, trust, syndicate, association or other business entity that controls, is controlled by or is under common control or management with the Sponsor and (B) distributions of Founder Shares to partners, limited liability company members or equityholders of the Sponsor;

(vii) Transfers to SPAC or the officers, directors or affiliates of SPAC or a SPAC Holder;

(viii) in the event of SPAC’s liquidation prior to the completion of the Transactions;

(ix) by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; and

(x) the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that such plan does not provide for the transfer of Founder Shares or any securities convertible into or exercisable or exchangeable for Founder Shares during the Interim Period;

provided, that in the case of any Transfer or distribution pursuant to Section 4(a)(ii) through Section 4(a)(ix), each donee, distributee or other transferee shall agree in writing, in form and substance reasonably satisfactory to the applicable SPAC Holder and the Company, to be bound by the provisions of this Agreement.

(b) Any Transfer in violation of the provisions of this Section 4 shall be null and void ab initio and be of no force or effect.

(c) Any person who acquires Founder Shares pursuant to a Permitted Transfer in compliance with this Agreement shall subsequently be permitted to Transfer such Founder Shares or Holdco Ordinary Shares pursuant to a Permitted Transfer made in compliance with this Agreement.

5. Private Placement Warrants Redemption. Each of Peter Cuneo, Gavin Cuneo and Michael Minnick, each of whom is a member of Sponsor and Beneficially Owns that number of Private Placement Warrants set forth opposite his name as set forth on Schedule A hereto (the “Non-Anchor Investor Private Placement Warrants”), agrees to, waive Section 6.5 of the Warrant Agreement concurrently with any redemption pursuant to Section 6.1 of the Warrant Agreement after the Closing by Holdco and, exercise all (but not less than all) of his or its Non-Anchor Investor Private Placement Warrants in accordance with Section 3.3.1(b) of the Warrant Agreement.

6. Definitions. As used herein, the following terms shall have the respective meanings set forth below:

(a) “Beneficially Own” has the meaning given to such term under Rule 13d-3 of the Exchange Act.

(b) “Founder Shares” means the 6,468,750 shares of SPAC Class B Common Stock, par value $0.0001 per share, that were issued and outstanding following the SPAC public offering.

(c) “Private Placement Warrants” means the 7,175,000 private placement warrants to purchase SPAC Class A Common Stock, par value $0.0001 per share, that were sold in a private placement concurrently with the SPAC public offering.

(d) “Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate, or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a person.

(e) “Warrant Agreement” means the Warrant Agreement, dated as of December 12, 2019, between SPAC and Continental Stock Transfer & Trust Company, as may be amended from time to time.

7. Entire Agreement; Assignment. This Agreement and the other agreements referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

8. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9. Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

11. Governing Law; Venue; Waiver of Jury Trial. Sections 11.06 and 11.07 of the BCA are incorporated herein by reference, mutatis mutandis.

12. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to (a) if to SPAC or Sponsor, the address for SPAC in accordance with the terms of Section 11.01 of the BCA, (b) if to the Company or Holdco, the address for the Company or Holdco in accordance with the terms of Section 11.01 of the BCA and (c) if to the Investors, the address set forth in such Investor’s signature block hereto.

13. Termination. This Agreement shall automatically terminate on the earliest of: (a) the valid termination of the BCA (in which case this Agreement shall be of no force and effect) and (b) the mutual written agreement of the parties hereof; provided, that no such termination shall relieve any party hereto from any liability resulting from its pre-termination breach of this Agreement. In the event that this Agreement is terminated pursuant to this Section 13, the terms of that certain Letter Agreement, dated December 12, 2019, by and among SPAC, the officers and directors of SPAC listed therein and the Sponsor shall remain in full force and effect, without any amendment, modification, or supplement to the terms thereof.

14. Representations and Warranties. Each SPAC Holder hereby represents and warrants (severally and not jointly as to itself only) to SPAC, Holdco and the Company as follows: (a) if such person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such person’s corporate, limited liability company or other organizational powers and have been duly authorized by all necessary corporate, limited liability company or other organizational actions on the part of such person; (b) if such person is an individual, such person has full legal capacity, right and authority to execute and deliver this Agreement and to perform its obligations hereunder; (c) this Agreement has been duly executed and delivered by such person and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such person, enforceable against such person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); and (d) the execution and delivery of this Agreement by such person do not, and the performance by such person of its obligations hereunder will not require any consent or approval that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such person of its obligations under this Agreement.

15. Equitable Adjustments. If, and as often as, there are any changes in SPAC, Holdco, the Founder Shares or the Private Placement Warrants by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to SPAC, Holdco, the Founder Shares or the Private Placement Warrants, each as so changed.

16. Stop Transfer Order; Legend. Each SPAC Holder hereby authorizes SPAC and Holdco to maintain a copy of this Agreement at either the executive office or the registered office of SPAC. In furtherance of this Agreement, each SPAC Holder hereby authorizes and will instruct SPAC and Holdco, promptly after the date hereof, to enter, or cause its transfer agent to enter, a stop transfer order with respect to all of such SPAC Holder’s Founder Shares with respect to any

Transfer not permitted hereunder and to include the following legend on any certificates or other instruments representing (or any notice given pursuant to Section 151(f) of the General Corporation Law of the State of Delaware in respect of) such SPAC Holder’s Founder Shares: “THE SHARES OF STOCK OR OTHER SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING AND TRANSFER RESTRICTIONS PURSUANT TO THAT CERTAIN TRANSACTION SUPPORT AGREEMENT, DATED AS OF NOVEMBER 18, 2020, BY AND AMONG ARRIVAL S.À R.L., A LIMITED LIABILITY COMPANY (SOCIÉTÉ À RESPONSABILITÉ LIMITÉE) GOVERNED BY THE LAWS OF THE GRAND DUCHY OF LUXEMBOURG, ARRIVAL GROUP, A JOINT STOCK COMPANY (SOCIÉTÉ ANONYME) GOVERNED BY THE LAWS OF THE GRAND DUCHY OF LUXEMBOURG, CIIG MANAGEMENT LLC, A DELAWARE LIMITED LIABILITY COMPANY, CIIG MERGER CORP., A DELAWARE CORPORATION AND CERTAIN OTHER PERSONS PARTY THERETO. ANY TRANSFER OF SUCH SHARES OF STOCK OR OTHER SECURITIES IN VIOLATION OF THE TERMS AND PROVISIONS OF SUCH TRANSACTION SUPPORT AGREEMENT SHALL BE NULL AND VOID AB INITIO AND HAVE NO FORCE OR EFFECT WHATSOEVER.”

17. Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Transactions) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

18. Interpretation. Section 11.08 of the BCA is incorporated herein by reference, mutatis mutandis. Wherever this Agreement uses “it”, “its” or derivations thereof to refer to a natural person, such references shall be deemed references to “her”, “him” or “his”, as applicable.

19. Updates to Schedule A; Admission of New SPAC Holders. During the Interim Period, each SPAC Holder shall promptly notify SPAC of any increase, decrease or other change in the number of Founder Shares or Private Placement Warrants held by or on behalf of such SPAC Holder (for the avoidance of doubt, each SPAC Holder acknowledges and agrees that Section 4(a) prohibits all Transfers of its Founder Shares, other than Permitted Transfers, during the Interim Period). From and after the Closing, each SPAC Holder shall promptly notify Holdco of any increase, decrease or other change in the number of Founder Shares held by or on behalf of such SPAC Holder, including as a result of a Transfer in compliance with this Agreement. Promptly following each such notification, SPAC or Holdco (as applicable) shall update Schedule A to reflect the applicable changes as they relate to Founder Shares or Private Placement Warrants (in the case of an Interim Period change) or Founder Shares (in the case of a post-Closing change) and provide a copy of such updated Schedule A to each of the parties hereto, and such updated Schedule A shall control for all purposes of this Agreement (unless and until it is later updated in accordance with this Section 19). Any update to Schedule A in accordance with this Agreement shall not be deemed an amendment to this Agreement for purposes of Section 7.

20. Termination of Existing Registration Rights Agreement. Prior to Closing, in connection with entry into the Investor Rights and Lock-Up Agreement, SPAC shall cause to be terminated all existing registration rights agreements entered into between SPAC and any other party, including the Sponsor but not including any PIPE Investors. No parties to any such terminated registration rights agreements shall have any further rights or obligations thereunder.

21. Further Assurances. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CIIG MANAGEMENT LLC

By	/s/ Gavin Cuneo

Name:	Gavin Cuneo
Title:	Managing Member

CIIG MERGER CORP.

By	/s/ Michael Minnick

Name:	Michael Minnick
Title:	Chief Investment Officer

ARRIVAL S.À R.L.

By	/s/ Gilles Dusemon

Name:	Gilles Dusemon
Title:	Manager

By	/s/ Csaba Horvath

Name:	Csaba Horvath
Title:	Manager

ARRIVAL GROUP

By	/s/ Gilles Dusemon

Name:	Gilles Dusemon
Title:	Director

By	/s/ Csaba Horvath

Name:	Csaba Horvath
Title:	Director

[Signature Page to Transaction Support Agreement]

INVESTORS

/s/ Michael Minnick
Name: Michael Minnick
Address: 40 West 57th Street, 29th Floor New York, NY 10019

/s/ Gavin Cuneo
Name: Gavin Cuneo
Address: 40 West 57th Street, 29th Floor New York, NY 10019

/s/ F. Peter Cuneo
Name: F. Peter Cuneo
Address: 40 West 57th Street, 29th Floor New York, NY 10019

[Signature Page to Transaction Support Agreement]

SCHEDULE A

SPAC Holder	Founder Shares	Private Placement Warrants
CIIG Management LLC	5,821,875	5,979,167
Peter Cuneo	—	1,195,833
Gavin Cuneo	—	1,195,833
Michael Minnick	—	1,195,833